EXHIBIT 4


             SECOND AMENDMENT TO RIGHTS AGREEMENT


     AMENDMENT, dated and effective as of July 8, 1997, to the Rights Agreement, dated as of October 14, 1988 (the "Rights Agreement"), between Delchamps, Inc., an Alabama corporation
(the "Company"), and AmSouth Bank, successor to First Alabama Bank (the "Rights Agent"), as heretofore amended by an Amendment to Rights Agreement, dated as of October 16, 1992, between the Company and the Rights Agent (the "First
Amendment").
        The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement and the First Amendment. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may amend or supplement the Rights Agreement in accordance with the provisions of Section 27 thereof. All acts and things necessary to make this Second Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.
        In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement as heretofore amended and this Amendment, the parties hereby agree as follows:

     1. The Rights Agreement as heretofore amended is hereby further amended by deleting the First Amendment in its entirety so as to restore the Rights Agreement (subject to the further amendments set forth hereinbelow) to the form in which it was originally executed on October 14, 1988.
     2. The Rights Agreement as heretofore amended is hereby further modified and amended by deleting the first sentence of paragraph (a) of Section 1 and substituting therefor the following:
        (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan, or Jitney-Jungle Stores of America, Inc., a Mississippi corporation, or its Subsidiaries, Affiliates or Associates (hereinafter, collectively, "Jitney-Jungle").
      3. The Rights Agreement, as heretofore amended, is hereby further modified and amended by adding an additional paragraph at the end of the definition of the terms "Beneficial Owner" and "beneficially own" in paragraph (c) of Section 1 reading as follows:
Notwithstanding anything in this definition of Beneficial Owner and Beneficial Ownership to the contrary, Jitney-Jungle shall not be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Shares of the Company solely by reason of the approval, execution or delivery by any party thereto, or by reason of the amendment or consummation of an Agreement and Plan of Merger by and among Jitney-Jungle Stores of America, Inc., Delta Acquisition Corporation, and Delchamps, Inc. dated and effective as of July 8, 1997 (the "Merger Agreement").
      4. The Rights Agreement, as heretofore amended, is hereby further modified and amended by deleting the first sentence of paragraph (a) of Section 3 of the Rights Agreement and substituting therefor the following:
        (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan, or Jitney-Jungle) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan or Jitney-Jungle) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares.
      5. The Rights Agreement as heretofore amended is hereby further modified and amended by deleting paragraph (a) of
Section 7 and substituting therefor the following:
        (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on October 27, 1998 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"),
(iii) the time at which such rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the acceptance for purchase of Common Shares by Jitney-Jungle pursuant to the Offer (as such term is defined in the Merger Agreement).
      6. The Rights Agreement as heretofore amended is hereby further amended by adding the following new Section 34 at the end:
     Section 34. Jitney-Jungle Transaction. Notwithstanding anything in this Agreement to the contrary, neither (a) the approval, execution, delivery, amendment or consummation of the Merger Agreement or (b) the public announcement or making of a tender offer by Jitney-Jungle for Common Shares of the Company, or the acceptance for purchase of such shares thereunder, shall cause (i) Jitney-Jungle to become an Acquiring Person, (ii) a Shares Acquisition Date to occur, or (iii) a Distribution Date to occur. Any Distribution Date that might or could otherwise occur under this Agreement shall be indefinitely deferred until such time as the Board of Directors may otherwise determine.
     7. This Second Amendment to the Rights Agreement shall be governed by and construed in accordance with the internal laws of the State of Alabama.
     8. This Second Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
     9. Except as expressly set forth herein, this Second Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Rights Agreement to be duly executed on and as of the day and year first above written.


Attest:                                    DELCHAMPS, INC.


By: /s/ Timothy E. Kullman                 By: /s/ David W. Morrow
   ------------------------                  -----------------------
   Name: Timothy E. Kullman                  Name: David W. Morrow
   Title: Senior Vice President and          Title:  Chairman and Chief
         Chief Financial Officer                    Executive Officer

Attest:                                    AMSOUTH BANK


By: /s/ Kara Lee Partin                    By: /s/  David E. White
   ---------------------------                 -----------------------
   Name: Kara Lee Partin                     Name:  David E. White
   Title: Assistant Vice President           Title: Senior Vice President